Exhibit 10.21

Western Alliance Bancorporation

Annual 2013 Bonus Plan

Parent and All Affiliate Banks

OBJECTIVE: The purpose of this Annual Bonus Plan is to provide incentives and rewards for superior performance in order to attract and retain highly qualified team members and to maximize financial performance during the 2013 calendar year (“Plan Year”) so that Western Alliance Bancorporation (“WAL”) will meet and exceed its performance goals.

ELIGIBILITY: Team members (except those on special incentive plans, such as: WAL Equipment Finance, Alliance Association Financial Services, Special Assets and several individual plans) who are employed by WAL as of January 1st of the Plan Year. Bonuses for team members hired after January 1st but on or before September 30th of a Plan Year will be prorated. Team members hired after September 30th may be eligible for the following’s annual bonus plan.

EFFECTIVE DATE: January 1, 2013. This Plan supersedes all others before it and for 2013 there will be one annual bonus plan for the Company.

FREQUENCY OF AWARDS: Awards will be paid annually within 90 days after the end of the Plan Year. Participants must be employed at year end to receive any bonus compensation under this Plan.

PLAN ADMINISTRATOR: WAL Compensation Committee will administer and approve the Plan annually. The day to day details of the Plan will be monitored by an internal committee made up of WAL Chief Executive Officer, President/COO, Chief Financial Officer, and Chief Administrative Officer (“Bonus Plan Committee”).

HOW THE PLAN WORKS: Subject to the terms of the Plan, bonus calculations will be based on the following performance measures: 1) Earnings per Share, 2) Credit Quality, 3) Deposit Growth, 4) Loan Growth, and 5) Quality Control (“Plan Performance Measures”).

Each Plan Performance Measure will operate independently (i.e.,it is possible for one Performance Measure to generate an award opportunity and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another. Performance Measures are individually weighted (“Performance Measure Weights”) (i.e., certain Performance Measures are counted more heavily in calculating awards than others). The Bonus Plan Committee recommends the Plan Performance Measures and Performance Measure Weights at the beginning of the Plan Year for approval by the WAL Compensation Committee. The Compensation Committee retains absolute authority over the selection of and Performance Measures and Performance Measure Weights.

A Target bonus percentage expressed as a percentage of Base Salary will be established for each Participant. A payout at the maximum level requires outstanding performance for the year in all components of the Plan. Base Salary is defined as the Participant’s actual salary earned for the year which includes pay for regular hours worked plus paid holiday, sick, and vacation hours; earnings received during a leave of absence are not included in this calculation.

A. Earnings Per Share Performance is weighted 50%

This portion of the bonus will be calculated based on WAL’s Earnings per Share performance during the Plan Year. The Earnings per Share calculation is determined pursuant to Generally Accepted Accounting Principles (“GAAP”). EPS will be adjusted for gain/loss on trust preferred valuation, merger charges, mandated legal/regulatory changes.

CHART FOR EARNINGS PER SHARE RESULTS IS 50% OF TARGET

WAL Performance Earnings Per Share Results	Percent of Target Paid (EPS)
Less than < .80	No Bonus paid
Between .80 to .90	75% to 100%
Between .90 to 1.00	100% to 150%

B. Credit Quality is weighted 20%

This portion of the bonus will be calculated using the Net Charge Off ratio (weighted 10%) and Non-Performing Asset ratio (weighted10%).

a.	Net Loan Charge Offs for the year divided by Average Loans Outstanding for the year equal the Net Charge Off Ratio

b.	The Non-Performing Asset ratio is the average of 4 quarter end ratios of Non-Performing Assets divided by Total Average Assets

WAL Credit Quality Performance	Percent of Target Bonus Paid
Net Charge Offs
>.65%	No Bonus Paid
<.65% to .55%	75% to 100%
≤.55% to .45%	100% to 150%
NPA’s
>2.40%	No Bonus paid
<2.40% to 2.15%	75% to 100%
<2.15% to 1.90%	100% to 150%

C. Deposit Growth is weighted 10%

1.	This portion of the bonus will be calculated using the actual Deposit Growth results for WAL. Exclusions may be made to these calculations to account for windfalls, etc.

2.	Following are the definitions/calculations on which this portion of the bonus will be based:

a.	A calculation will be made for the WAL Growth in Deposits (10% of target).

b.	Deposits will be calculated on organic growth and will not include increases in deposits acquired by acquisition.

c.	Calculation: The percent of Target bonus paid for Deposit Growth will be calculated based on the following schedule:

CHART FOR DEPOSIT GROWTH 10% OF TARGET

WAL Performance Deposit Growth	Percent of Target Paid (Deposits)
Less than <5%	No Bonus paid
Between 5% - 10%	75% to 100%
Between 10% - 15%	100% to 150%

3.	In order to receive more than 100% of the Deposit growth portion of the bonus:

a.	WAL must achieve a growth equal to or more than 10% in Deposits to pay more than 100% for the goal being measured, and

b.	Participant must meet individual goals in this respective area.

D. Loan Growth is weighted 10%

1.	This portion of the bonus will be calculated based on actual Loan Growth results for WAL. Exclusions may be made to these calculations to account for windfalls, etc.

2.	Following are the definitions/calculations on which this portion of the bonus will be based:

a.	A calculation will be made for WAL Growth in Total Loans (10% of target).

b.	Loan calculations will not include increases in loans acquired by acquisition.

c.	Calculation: The percent of Target bonus paid for Loan Growth will be calculated based on the following schedule:

CHART FOR LOAN GROWTH 10% OF TARGET

WAL Performance Loan Growth	Percent of Target Paid (Loans)
Less than <5%	No Bonus paid
Between 5% - 10%	75% to 100%
Between 10% - 15%	100% to 150%

3.	In order to receive more than 100% of the Loan growth portion of the bonus:

a.	WAL must achieve a growth to or more than 10% in Loans to pay more than 100% for the goal being measured, and

b.	Participant must meet individual goals in this respective area.

E. Quality Control is weighted 10%

1.	The effectiveness of the Company’s quality control will be evaluated based upon regulatory examinations and internal audits.

2.	Quality Control will be measured based on the following two areas:

a.	All Regulatory Examinations (5%)

b.	Internal Audits (5%)

3.	The maximum pay out on this quality control is 100%

4.	Quality Control performance will be measured and assessed by the WAL Audit Committee

F. Other Calculation Provisions

1.	All participants below the level of Vice President will be paid out according to the bonus formula without respect to the assessment set forth below.

2.	All Annual Bonus Plan participants with a title of Vice President or above (excluding members of the WAL Executive Management Committee and 3 Bank Presidents) will be evaluated at the end of the plan year. Based upon these evaluations, participants’ final bonus payouts will range from 75% to 120% of overall payout.

3.	Each officer will be evaluated in the following areas:

•	Accountability

•	Communications/Influence

•	Integrity

•	Knowledge/Expertise/Intellect

•	Team Builder/Empowerment

•	Initiative/Speed

•	Vision/Global Mind Set

•	Customer/Quality Focus

•	Contribution to Bottom-line

4.	Participants must meet individual loan and deposit production goals, if assigned, or their total bonus may be reduced or eliminated.

5.	A participant’s bonus may be reduced or eliminated if, in the discretion of Management: i) their department’s loan review and/or audits are rated below satisfactory and/or not adhering to safety, soundness, and approved operational procedures; ii) any participant, their branch or department earns a rating of less than “Satisfactory,”; iii) their department’s credit underwriting and/or portfolio management practices are rated below “Satisfactory” and/or not adhering to safety and soundness; or iv) the participant, their branch or department has not contributed adequately to the financial results attributed to them.

G. Other Administrative Provisions

1.	This is a discretionary bonus plan and, in order to receive payment of any bonus under this Plan, the participant must be eligible and employed by WAL through the end of the Plan Year.

2.	Designation as a participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend WAL’s “at-will” policy of employment.

3.	If any participant’s performance is rated as falling below job expectations or as less than satisfactory at any time during the Plan Year, or if the participant is subject to any written disciplinary action, the bonus payment will be reduced or eliminated.

4.	A change in officer title occurring during the year will create a proration based upon the number of months in each position.

5.	Awards will be paid through the normal payroll process to participants. All awards will be subject to applicable taxes. Awards do not constitute commissions or additional wages, and participants have no vested interests in the benefits of the Plan, except as expressly provided for herein. No right or interest of any participant in the Plan is assignable or transferable.

6.	Awards under this Plan will be used in calculating covered earnings for benefit purposes for the 401(k) and Life Insurance Plans but not for Long Term Disability Insurance.

7.	Timely and accurate completion of all business plans, reports, budgets and other planning exercises is required for payment under the Plan.

8.	Acknowledgment from the HR Department that offices and officers have conformed to bank policy in timeliness of annual reviews, controllable turnover, and all other areas of HR administration is required for payment under this Plan.

9.	Performance measurements and statistics will be based on calculations completed by the Finance Division of WAL. Any questions about the results or the bonus calculations must be submitted to the Plan Administrator within 30 days after the calculations have been completed and published, after which time no inquiries will be considered.

10.	Performance Measures, Performance Measure Weights and award opportunities may be adjusted during the performance period only upon approval by the Plan Administrator as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in extraordinary circumstances. Notwithstanding the foregoing, no adjustment will be made to any award intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) (as defined below) to the extent the adjustment would cause the award to fail to so qualify.

11.	This Plan is governed and interpreted by the Plan Administrator, whose decisions shall be final. WAL reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without consent of any Participant.

12.	Participants are eligible to participate in either the WAL Annual Bonus Plan or a special incentive plan (which may be paid out quarterly), and Management has the discretion to assign any team member to the particular plan it deems appropriate.

13.	The intent of the WAL Annual Bonus Plan is to fairly reward team members for adding value to the Company. Subject to the Code Section 162(m) provisions below, if adjustments need to be made to allow this Plan to accomplish its purpose, the Compensation Committee in its sole discretion can make those adjustments.

14.	Notwithstanding anything to the contrary in this Plan, it is the intention of the Plan Administrator that any award granted to a participant who is a “covered employee” (each a “Covered Employee”) as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), should qualify as “performance-based compensation” for purposes of Code Section 162(m), all determinations relating to such awards will be made by the WAL Compensation Committee, which is comprised solely of “outside directors” (within the meaning of Code Section 162(m)), and the following provisions will apply to such awards:

a.	The WAL Compensation Committee will determine the amount of an award opportunity to be granted to each participant who is a Covered Employee.
b.	Subject to subsection (e) below, the amount of a Covered Employee’s award will be an amount determinable from written performance targets approved by the WAL Compensation Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the performance period to which the performance target relates. The WAL Compensation Committee will have the authority to determine in its sole discretion the applicable performance period relating to any such award.
c.	The maximum aggregate limit on awards that may be awarded under this plan to any Covered Employee with respect to any calendar year is $5 million.
d.	The amount of any award will be based on objective Performance Measures and a Performance Target with respect to each Performance Measure as specified by the WAL Compensation Committee. When establishing performance targets that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the WAL Compensation Committee may exclude any or all “extraordinary items” as determined under GAAP including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, only to the extent permitted under Code Section 162(m).
e.	The WAL Compensation Committee will determine in writing with respect to any Covered Employee whether the performance target has been met with respect to any affected Covered Employee and, if that is the case, so certify and ascertain the amount of the applicable award. No awards will be paid to any Covered Employee until such certification is made by the WAL Compensation Committee.
f.	The Plan will be administered and interpreted in accordance with Code Section 162(m) to ensure the deductibility by the Company or its affiliates of the payment of such awards.

Sample Calculation:

1. WAL Earnings Per Share Growth Performance is weighted 50%

Earnings Per Share Growth Performance	WAL
EPS achieved	.90
% of EPS Target Bonus Paid	100%

See	table on page 2

2. WAL Credit Quality Performance is weighted 20%

Credit Quality Performance 10%	WAL
Net Charge Offs achieved	.55%
% of Goal Paid	100%

Credit Quality Performance 10%	WAL
NPA percentage achieved	2.15%
% NPA Goal Paid	100%

See	table on page 2

4. WAL Deposit Growth Performance is weighted 10%

Deposit Growth	WAL
Deposit Growth Achieved	15%
Loan Growth Target Paid	150%

See	table on page 2

5. WAL Loan Growth Performance is weighted 10%

Loan Growth	WAL
Loan Growth Achieved	15%
Loan Growth Target Paid	150%

See	table page 3

6. WAL Quality Control factors are weighted 10%

•	Regulatory Examines (5%) WAL Audit Committee determined PASS

•	Internal Audits (5%) WAL Audit Committee determined PASS

Passed at the 100% level for example purposes

Example Paid under WAL Annual Bonus

Participant has a base salary of $60,000

Target Bonus of 8%

Target Bonus—$4,800.00

EPS	Credit Quality	Deposit Growth	Loan Growth	Quality Control
$4,800	$4,800	$4,800	$4,800	$4,800
X50%	X20%	X10%	X10%	X10%

$2,400	$960	$480	$480	$480
X100%	X100%	X150%	X150%	X100%

$2,400	$960	$720	$720	$480

Total Payout is $2,400 + $960 + $720 + $720 + $480 = $5,280